Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation
15 Mountain View Road - P.O. Box 1615
Warren, New Jersey 07061-1615
Telephone: 908-903-2000

Chubb Prices $500 Million Notes Offering

      Warren, New Jersey, March 14, 2003 — The Chubb Corporation [NYSE: CB] today announced the pricing of a private offering of senior notes pursuant to Rule 144A under the Securities Act of 1933. Chubb is offering $225 million in aggregate principal amount of 3.95% notes due April 1, 2008 and $275 million in aggregate principal amount of 5.20% notes due April 1, 2013. The offering is expected to close early next week. Chubb will use the net proceeds from the offering for general corporate purposes and for the repayment of commercial paper.

      This notice does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes are only offered, with registration rights, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will not be initially registered under the Securities Act and therefore may not be offered or sold without registration or an applicable exemption from the registration requirements of the Securities Act. It is anticipated that a registration statement will be filed under the Securities Act to permit exchange of the notes for registered notes or resale of the notes.

The Chubb Corporation is a holding company for a family of property and casualty insurance companies known informally as the Chubb Group of Insurance Companies. Sine 1882, the Chubb Group has provided property and casualty insurance to businesses and individuals around the world. At December 31, 2002, Chubb had total assets of $34.1 billion and shareholders’ equity of $6.9 billion. With more than 13,000 employees, the Chubb Group serves commercial and personal customers through 8,000 independent agents and brokers worldwide.

      This press release may contain “forward looking statements” that are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or suggested by such statements. Such risks or uncertainties include but are not limited to those which are discussed or identified from time to time in the Company’s public filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information set forth in this press release, which speaks as of the date hereof.

For further information contact:	Investors:	Glenn A. Montgomery 908-903-2365

	Media:	Mark E. Greenberg 908-903-2682